Exhibit 10.3
FOURTH AMENDMENT TO LEASE AGREEMENT
THIS FOURTH AMENDMENT TO LEASE AGREEMENT (this “Fourth Amendment”) is entered into as of August 25, 2025, (the “Fourth Amendment Effective Date”), by and between PPF OFF 7000 MARINA BOULEVARD LP, a Delaware limited partnership (“Landlord”), and SANGAMO THERAPEUTICS, INC., a Delaware corporation (“Tenant”), with reference to the following facts:
A.    Landlord (as successor to Marina Boulevard Property, LLC) and Tenant are parties to that certain Lease Agreement dated November 3, 2017 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated as of January 1, 2019 (the “First Amendment”), that certain Second Amendment to Lease Agreement dated as of February 5, 2024 (the “Second Amendment”), and that certain Third Amendment to Lease Agreement dated as of July 3, 2024 (the “Third Amendment”) (the Original Lease, as so amended, being referred to herein as the “Lease”), pursuant to which Landlord leases to Tenant the entire rentable square feet of the building located at 7000 Marina Boulevard, Brisbane, California (the “Building”), which contains approximately 87,695 rentable square feet in the aggregate (the “Premises”). The Building is part of a multi-building complex known as Marina Landing.
B.    Landlord and Tenant desire to amend certain provisions of the Lease to modify the circumstances upon which Landlord may draw upon the existing Letter of Credit delivered to Landlord by Tenant, and to defer certain installments of Base Rent becoming due under the Lease, and Landlord and Tenant desire to amend the Lease to, among other things, provide for such draws and deferrals, upon and subject to the terms, covenants and conditions set forth herein.
NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.Letter of Credit; Application to Rent.
(a)Landlord currently holds that certain Irrevocable Standby Letter of Credit No. SVBFS002492, issued by First Citizens Bank & Trust Company, dated September 30, 2024, as amended by letter dated January 27, 2025. The current value of the Letter of Credit is One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00). Tenant hereby authorizes and directs Landlord to draw upon the Letter of Credit so as to satisfy in whole Tenant’s scheduled monthly Rent obligations for the months of September 2025, October 2025, and November 2025, as follows:

Period	Monthly Base Rent	Additional Rent	Total Rent
09/01/2025 - 09/30/2025	$427,160.15	$161,137.70	$588,297.85
10/01/2025 - 10/31/2025	$427,160.15	$161,137.70	$588,297.85
11/01/2025 - 11/30/2025	$427,160.15	$161,137.70	$588,297.85*
*Tenant acknowledges that applying the Letter of Credit amount will not be sufficient to pay the full amount of Rent for the month of November 2025, and accordingly, Landlord shall only request the amount then available under the Letter of Credit and the balance of November 2025 Rent shall be timely paid by Tenant on or before November 1, 2025.

(b)Landlord shall deliver a draw request in said amounts (each a “Requested Amount”) to the Issuing Bank (which Landlord acknowledges is First Citizens Bank, as successor to Silicon Valley Bank) on or about September 1, 2025, October 1, 2025, and November 1, 2025, respectively, and without further notice to Tenant. This use of the Letter of Credit shall be conditioned, at Landlord’s sole election, on there being no Event of Default as of the date in question and, except upon an Event of Default, Tenant shall not be required to immediately reinstate the full amount of the Letter of Credit as reduced by such draws. So long as Issuing Bank disburses the Requested Amount to Landlord within ten (10) business days after Landlord’s request in accordance with the terms of the Letter of Credit (the “Payment Period”), Tenant shall not be deemed to be in breach of its obligation to pay the Requested Amount. If Issuing Bank does not disburse the Requested Amount to Landlord within the Payment Period for any reason, including the inability or refusal on the part of Issuing Bank, at Landlord’s option, Tenant’s right to pay such Rent by way of a draw on the Letter of Credit shall be void, and Tenant shall pay the full unpaid amount to Landlord within five (5) business days after receipt of written notice from Landlord. Except for permitting the payment of such Rent by utilizing the draws upon the Letter of Credit on the aforesaid terms and conditions, Landlord is not modifying or waiving any of Tenant’s obligations to pay Rent under the Lease or waiving any of Landlord’s rights or remedies under the Lease in any respect, including Landlord’s remedies for an Event of Default. Landlord acknowledges that, assuming all payments all actually made as contemplated in this Fourth Amendment, as of the Fourth Amendment Effective Date, no Event of Default exists with regard to the payment of Rent, nor (without any duty of investigation) does Landlord have any actual, current knowledge of the existence of any other Event of Default.
(c)The application of the Letter of Credit to Tenant’s Rent obligations is intended to be a temporary accommodation and does not otherwise modify Tenant’s obligation under the Lease to provide the Letter of Credit to Landlord. Accordingly, on or before December 31, 2026, Tenant shall either (i) deposit a cash security deposit with Landlord in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Security Deposit”) or (ii) replace the Letter of Credit with a new Letter of Credit, or amend the existing Letter of Credit, such that Landlord holds a Letter of Credit in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) with terms and from a bank reasonably satisfactory to Landlord.

(d)In the event that Tenant elects to deposit the Security Deposit as aforesaid, such amount shall be held by the Landlord during the Term, or any renewal thereof. Tenant will not be entitled to any interest on the Security Deposit. The Security Deposit may be used by Landlord, at its discretion, to apply to any amount owing to Landlord under the Lease, as amended, or to pay the expenses of repairing any damage to the Premises which exists on the day Tenant vacates the Premises, which right shall not be construed to limit Landlord’s right to recover additional sums from Tenant for damages to the Premises or due to Tenant’s breach or default under the Lease, as amended. If any portion of the Security Deposit is used, applied or retained by Landlord for the purposes set forth above, Tenant agrees, within ten (10) days after written demand therefor is made by Landlord, to deposit cash with the Landlord in an amount sufficient to restore the Security Deposit to its original amount. If there are no payments to be made from the Security Deposit pursuant to this Section 1(d), or if there is any balance of the Security Deposit remaining after all payments have been made, the Security Deposit, or such balance thereof remaining, will be refunded to the Tenant within thirty (30) days after fulfillment by Tenant of all obligations hereunder (including payment of the balance of any year-end reconciliation of Additional Rent and the completion of any restoration obligations set forth herein). In no event shall Tenant be entitled to apply the Security Deposit to any Rent due under the Lease, as amended. Landlord shall be entitled to commingle the Security Deposit with its other funds. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which (a) establish a time frame within which a landlord must refund a security deposit under a lease, and/or (b) provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage caused by the default of Tenant under the Lease, as amended, including without limitation all damages or rent due upon termination of the Lease, as amended pursuant to Section 1951.2 of the California Civil Code.
2.Base Rent Deferral.
(a)Deferral Period; Deferred Base Rent. Landlord hereby agrees to defer collection of ninety percent (90%) of the Base Rent due under the Lease for the thirteen (13) month period of December 1, 2025 through and including December 31, 2026 (the “Fourth Amendment Deferral Period”) in the deferred amount of $384,444.14 per month for each of the months of December 2025, January 2026, February 2026, March 2026, April 2026, and May 2026, and in the deferred amount of $392,743.49 per month for each of the months of June 2026, July 2026, August 2026, September 2026, October 2026, November 2026, and December 2026, yielding a total deferred amount under this Fourth Amendment of Five Million Fifty-Five Thousand Eight Hundred Sixty-Nine and 27/100 Dollars ($5,055,869.27) in the aggregate. The aggregate Base Rent so deferred for the Fourth Amendment Deferral Period is referred to as the “Fourth Amendment Deferred Base Rent.” For the avoidance of doubt, Tenant shall be required to pay all other sums under the Lease during the Fourth Amendment Deferral Period, including, without limitation, the balance of all Base Rent, as well as all Common Area Maintenance, Taxes and Insurance and other Rent payable under the Lease.

(b)Payback of Deferred Base Rent. On or before January 5, 2027, Tenant shall pay to Landlord the full amount of the Fourth Amendment Deferred Base Rent, in addition to paying Base Rent, Common Area Maintenance, Taxes and Insurance, and all other charges otherwise payable by Tenant under the Lease, as hereby amended. The Fourth Amendment Deferred Base Rent shall be paid in the same manner as Base Rent.
(c)Deferred Base Rent Due upon Tenant Default. Notwithstanding anything in this Section 2 to the contrary, if at any time prior to the payment in full by Tenant of the Fourth Amendment Deferred Base Rent Tenant defaults under the Lease beyond any applicable notice and cure period set forth therein, or the Lease is terminated for any reason, then all or any portion of the Fourth Amendment Deferred Base Rent that has not theretofore been paid in full by Tenant shall immediately become due and payable; provided, however, Tenant acknowledges and agrees that nothing in this paragraph is intended to limit any other remedies available to Landlord at law or in equity under applicable law in the event Tenant defaults under the Lease. Tenant’s obligation to pay the Fourth Amendment Deferred Base Rent will survive any expiration or earlier termination of the Lease.
3.Miscellaneous.
(a)This Fourth Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
(b)In the case of any inconsistency between the provisions of the Lease and this Fourth Amendment, the provisions of this Fourth Amendment shall govern and control.
(c)Submission of this Fourth Amendment by Landlord is not an offer to enter into this Fourth Amendment. Landlord and Tenant shall not be bound by this Fourth Amendment until Landlord and Tenant have mutually executed and delivered the same to Tenant.
(d)Capitalized terms used in this Fourth Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Fourth Amendment.
(e)Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Fourth Amendment. Tenant agrees to defend, indemnify and hold Landlord harmless from all claims of any brokers claiming to have represented Tenant in connection with this Fourth Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Fourth Amendment. Landlord agrees to indemnify and hold Tenant harmless from all claims of any brokers claiming to have represented Landlord in connection with this Fourth Amendment.

(f)Each signatory of this Fourth Amendment represents hereby that such signatory has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
(g)Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.
(h)This Fourth Amendment may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Fourth Amendment may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Fourth Amendment signed by the other party to the same extent as if such party had received an original counterpart. Electronic signatures on this Fourth Amendment shall be valid and effective to bind the party so signing electronically.
[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Fourth Amendment to Lease Agreement as of the Fourth Amendment Effective Date.
LANDLORD:

PPF OFF 7000 MARINA BOULEVARD LP,
a Delaware limited liability company

By:
Name:
Title:

TENANT:

SANGAMO THERAPEUTICS, INC.,
a Delaware corporation

By:
Print Name:
Its: